Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260568

PROSPECTUS SUPPLEMENT NO. 11

(To the Prospectus dated April 6, 2022)

UP TO 15,660,417 SHARES OF COMMON STOCK

AND

UP TO 89,627,117 SHARES OF COMMON STOCK

UP TO 6,316,667 REDEEMABLE WARRANTS

OFFERED BY THE SELLING SECURITY HOLDERS

OF

ENJOY TECHNOLOGY, INC.

This prospectus supplement supplements the prospectus, dated April 6, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-260568). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 15,660,417 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 6,316,667 shares of Common Stock that are issuable upon the exercise of 6,316,667 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of Marquee Raine Acquisition Corp., a Cayman Islands exempted company (“MRAC” and, after the Domestication, “Enjoy Technology, Inc.”) by the holders thereof and (ii) up to 9,343,750 shares of Common Stock that are issuable upon the exercise of 9,343,750 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of MRAC by the holders thereof.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 89,627,117 shares of Common Stock, consisting of (a) up to 8,000,000 PIPE Shares (as defined in the Prospectus), (b) up to 9,343,750 sponsor shares (including 2,201,250 Sponsor Earnout Shares (as defined in the Prospectus)), (c) up to 6,316,667 shares of Common Stock issuable upon the exercise of the Private Placement Warrants, (d) 5,500,906 shares of Common Stock issued pursuant to the Backstop Agreement (as defined in the Prospectus), (e) 450,000 shares of Common Stock issued pursuant to the Equity Fee Agreement (as defined in the Prospectus) and (f) up to 60,015,794 shares of Common Stock pursuant to the Registration Rights Agreement (as defined in the Prospectus), and (ii) up to 6,316,667 Private Placement Warrants.

The Common Stock and Warrants are listed on the Nasdaq Capital Market (the “Nasdaq”), under the ticker symbol “ENJY” for the Common Stock and “ENJYW” for the Warrants. Prior to the Domestication, MRAC’s Class A ordinary shares, par value $0.0001 per share (the “MRAC Class A ordinary shares”) and warrants to purchase MRAC Class A ordinary shares (the “MRAC Warrants”) traded under the ticker symbols “MRAC”, and “MRACW”, respectively, on Nasdaq. On July 6, 2022, the closing sale price of our Common Stock as reported by Nasdaq was $0.42 per share and the closing price of our Warrants was $0.03 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in shares of our Common Stock or Warrants involves risks that are described in the “Risk Factors” section beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or the Prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 7, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2022

Enjoy Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39800	98-1566891
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3240 Hillview Ave Palo Alto, California	94304
(Address of principal executive offices)	(Zip Code)

(888) 463-6569

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	ENJY	The Nasdaq Stock Market LLC
Warrants to purchase common stock	ENJYW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on June 30, 2022, Enjoy Technology, Inc. (the “Company”) and certain of its wholly owned subsidiaries, Enjoy Technology LLC and Enjoy Technology Operating Corp., filed voluntary petitions (the “Filings”) under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware.

On June 30, 2022, the Company received written notice (the “Delisting Notice”) from the staff of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, as a result of the Filings and in accordance with Nasdaq Listing Rules 5101, 5110(b) and IM-5101-1, the staff of Nasdaq has determined that the Company’s common stock and warrants to purchase common stock (the “Securities”) will be delisted from Nasdaq. In addition, as previously disclosed, on June 17, 2022, the Company received written notice (the “Bid Price Notice”) from Nasdaq notifying the Company that it is not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. In the Delisting Notice, the staff of Nasdaq referenced concerns about the Company’s ability to sustain compliance with all requirements for continued listing on Nasdaq, specifically referencing that certain Bid Price Notice.

Trading of the Securities will be suspended at the opening of business on July 11, 2022 and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Securities from listing on Nasdaq. The Delisting Notice also indicated that the Company may appeal Nasdaq’s determination, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series.

The Company does not intend to appeal the determination and, therefore, it is expected that the securities will be delisted. As a result, the Securities are expected to begin trading exclusively on the over-the-counter (“OTC”) market on July 11, 2022. On the OTC market, shares of the Company’s common stock and warrants, which previously traded on the Nasdaq under the symbols ENJY and ENJYW, respectively, are expected to trade under the symbols ENJYQ and ENJWQ, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENJOY TECHNOLOGY, INC.

Dated: July 7, 2022

	By:	/s/ Ron Johnson
Ron Johnson
Chief Executive Officer